Exhibit 3.1

AMENDMENT
TO THE
AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
CORNER GROWTH ACQUISITION CORP.

June 24, 2024

RESOLVED, as a special resolution, that:

i) Article 49.7 of the Articles of Association of the Company be deleted in its entirety and replaced as follows:

“49.7 In the event that the Company does not consummate a Business Combination on or before 31 July 2024 (the "Extended Date"), or such later time arising from additional extensions as determined by the Directors in accordance with this Article, or such earlier time that shall be determined by the Directors in their sole discretion, the Company shall:

(a) cease all operations except for the purpose of winding up;

(b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

In the event that the Company does not consummate a Business Combination on or before the Extended Date, the Directors may determine in their sole discretion to extend the Extended Date by one-month increments up to three consecutive times to a date that is ultimately no later than 31 October 2024 (each such additional date, as extended, an "Additional Extended Date").”

ii) Article 49.8 of the Articles of Association of the Company be deleted in its entirety and replaced as follows:

“49.8 In the event that any amendment is made to this Article:

(a) that would modify the substance or timing of the Company’s obligation to:

(i) provide for the redemption of the Public Shares in connection with a Business Combination; or

(ii) redeem 100 per cent of the Public Shares if the Company has not completed a Business Combination on or before the Extended Date, or such Additional Extended Date as determined by the Directors in accordance with Article 49.7, or such earlier time that shall be determined by the Directors in their sole discretion; or

(b) with respect to any other provision relating to the rights of holders of the Class A Shares;

each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes paid or payable) and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares.”

iii) Article 49.10 of the Articles of Association of the Company be deleted in its entirety and replaced with the following new Article 49.10:

“49.10 Except in connection with the conversion of Class B Shares into Class A Shares pursuant to Article 17 where the holders of such Shares have waived any right to receive funds from the Trust Account, after the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to: (a) receive funds from the Trust Account; or (b) vote as a class with the Public Shares: (i) on the Company’s initial Business Combination or on any other proposal presented to Members prior to or in connection with the completion of an initial Business Combination; or (ii) to approve an amendment to the Memorandum or the Articles to (x) extend the time the Company has to consummate a business combination beyond the Extended Date, or such Additional Extended Date as determined by the Directors in accordance with Article 49.7 or (y) amend this Article 49.10.”